EXHIBIT NO. 99.1

HPC Acquisitions, Inc.
File No. 000-53248
Form 8-K
June 9, 2014

HPC Acquisitions, Inc. Status Update

PLYMOUTH, Minn., June 9, 2014 (GLOBE NEWSWIRE) -- The common stock of HPC Acquisition, Inc. (the "Company") (OTCBB:HPCQ) trades on the OTC Bulletin Board and Pink Sheets under the symbol "HPCQ." As a general matter, there are an extremely limited number of trades in the common stock each year. Management has become aware that a very large amount of trading activity occurred on June 6, 2014. Management cautions investors that any trading in the common stock of the Company is highly speculative and subject to substantial risk.

The current business purpose of the Company is to seek out and consummate a merger, acquisition or outright sale transaction where the Company's stockholders will benefit. In April 2014, the Company entered into a non-binding letter of intent for a potential transaction with a third party. However, since no definitive agreement respecting the transaction has been reached and there is no assurance any such agreement will ever be reached, any trading in the common stock based on information in the letter of intent is highly speculative. The Company urges people not to trade in its common stock until such a definitive agreement is reached and the relevant information has been fully disclosed.


Craig Laughlin
HPC Acquisitions, Inc.
952-541-1155